Exhibit 10.4

ZBB ENERGY CORPORATION

NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option Agreement (this “Agreement”) is executed as of January  ___, 2011, by and between ZBB ENERGY CORPORATION, a Wisconsin corporation (the “Company”), and ______________ (the “Grantee”).

Statement of Purpose

On the date hereof a wholly-owned subsidiary of Company (“Acquisition Sub”) is entering into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which it is contemplated that Acquisition Sub will acquire substantially all of the assets of Tier Electronics LLC (“Tier”).  Grantee is a member of Tier and serves as its President.  It is a condition to closing under the Purchase Agreement that Grantee enter into an employment agreement with the Company pursuant to which following the closing under the Purchase Agreement he will serve as President of Tier and as a member of its Board of Directors. This Option is being made in accordance with the terms of the Purchase Agreement and Grantee’s employment agreement.

1.           Determinations by Administrator.  The Administrator (as defined below) shall make all interpretations, rules and regulations necessary to administer this Agreement, and such determinations of the Administrator shall be binding upon Grantee.  For purposes of this Agreement, the term “Administrator” shall mean the Compensation Committee of the Board of Directors.

2.           Option; Number of Shares; Option Price.  The Option (as defined below) granted hereunder is intended to be a nonstatutory stock option and therefore, shall not qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.  Grantee shall have the right and option to purchase all or any part of an aggregate of [__________] shares of $0.01 par value common stock of the Company (“Share(s)”) at the purchase price of $1.26 per Share (the “Option”), which is equal to the Fair Market Value (as defined below) of a Share as of the date of this Agreement.  For purposes of this Agreement, the term “Fair Market Value” shall mean, as of any date, the closing price of a Share on the NYSE Amex.

3.           Vesting and Expiration.  This Option shall vest (become exercisable) and remain exercisable only in accordance with Annex 1 attached hereto.

4.           Method of Exercising Option.  Except as otherwise permitted by the Administrator, the Option shall be exercisable by delivery to the Company (to the attention of its Secretary), at its offices in Menomonee Falls, Wisconsin, of (i) written notice identifying the Option and stating the number of Shares with respect to which it is being exercised, (ii) payment in full of the exercise price of the Shares then being acquired as provided in Section 5, below, and (iii) execution of such other documentation as is determined to be necessary or appropriate by the Administrator from time to time the form of which shall be provided to Grantee at the time of execution and delivery of this Agreement.  The Company shall have the right to delay the issue or delivery of any Shares to be delivered hereunder until (i) the completion of such registration or qualification of such Shares under federal, state, or foreign law, ruling, or regulation as the Company shall deem to be necessary or advisable, and (ii) receipt from Grantee of such documents and information as the Administrator may deem necessary or appropriate in connection with such registration or qualification or the issuance of Shares hereunder.

5.           Payment of Exercise Price.  If the Grantee elects to exercise the Option by submitting an exercise notice under Section 4 of this Agreement, the aggregate exercise price (as well as any applicable withholding or other taxes) may be paid by any of the following methods, or a combination of them:

(a)         cash or check;

(b)         a “net exercise” under which the Company reduces the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price and any applicable withholding, or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c)         surrender of other shares of Common Stock owned by the Grantee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares and any applicable withholding; or

(d)         any other consideration that the Administrator deems appropriate and in compliance with applicable law.

For purposes of the above, all Shares shall be valued per share at the Fair Market Value (as defined above; provided, however, if a Share is not susceptible to valuation by the above method, the term “Fair Market Value” of a Share shall mean the fair market value of a Share as the Administrator may determine in conformity with pertinent law) of a Share on the business day immediately preceding the day on which such Shares are delivered.

6.           Prohibition Against Transfer.  Unless otherwise provided by the Administrator and except as provided below, the Option, and the rights and privileges conferred hereby, may not be transferred by Grantee, and shall be exercisable during the lifetime of Grantee only by Grantee.  The Option shall not be subjected to execution, attachment or similar process.  Grantee shall have the right to transfer the Option upon Grantee’s death, either to Grantee’s designated beneficiary (such designation to be made in writing at such time and in such manner as the Administrator shall approve or prescribe), or, if Grantee dies without a surviving designated beneficiary, by the terms of Grantee’s will or under the laws of descent and distribution, subject to any limitations set forth in this Agreement and all such distributees shall be subject to all terms and conditions of this Agreement to the same extent as Grantee would be if still living.

7.           Nature of Option.  Grantee shall not have any interest in any fund or in any specific asset or assets of the Company by reason of the Option granted hereunder, or any right to exercise any of the rights or privileges of a stockholder with respect to the Option until Shares are issued in connection with any exercise.

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8.           Adjustment Provisions.

(a)          Share Adjustments.  In the event of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares of Company stock, or the like, as a result of which shares of any class shall be issued in respect of the outstanding Shares, or the Shares shall be changed into the same or a different number of the same or another class of stock, or into securities of another person, cash or other property (not including a regular cash dividend), the number of Shares subject to the Option and the exercise price applicable to the Option shall be appropriately adjusted in such equitable and proportionate amount as determined by the Administrator.  No fractional Share shall be issued under this Agreement resulting from any such adjustment but the Administrator in its sole discretion may make a cash payment in lieu of a fractional Share.

(b)         Acquisitions.  In the event of a merger or consolidation of the Company with another corporation or entity, or a sale or disposition by the Company of all or substantially all of its assets, the Administrator shall, in its sole discretion, have authority to provide for (i) waiver in whole or in part of any remaining restrictions or vesting requirements in connection with the Option granted hereunder, (ii) the conversion of the outstanding Option into cash, (iii) the conversion of the Option into the right to receive securities, including options, of another person or entity upon such terms and conditions as are determined by the Administrator in its sole discretion and/or (iv) the lapse of the Option after notice in writing has been given that the Option may be exercised within a set period from the date of such notice and that any Option not exercised within such period shall lapse.

(c)         Binding Effect.  Without limiting the generality of what is provided in Section 1 hereof and for avoidance of doubt, any adjustment, waiver, conversion or other action taken by the Administrator under this Section 8 shall be conclusive and binding on Grantee and the Company and any respective successors and assigns.

9.           Notices.  Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company at its offices in Menomonee Falls, Wisconsin.  Any notice to be given to Grantee may be addressed to Grantee’s address as it appears on the payroll records of the Company or any subsidiary thereof.  Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.

10.         Taxes.  The Company may require payment or reimbursement of or may withhold any minimum tax that it believes is required as a result of the grant or exercise of the Option, and the Company may defer making delivery with respect to Shares or cash payable hereunder or otherwise until arrangements satisfactory to the Company have been made with respect to such withholding obligations.

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11.         Rights of Grantee.  The Option, and any payments or other benefits received by Grantee under the Option, is discretionary and shall not be deemed a part of Grantee’s regular, recurring compensation for any purpose, including without limitation for purposes of termination, indemnity, or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided to Grantee unless expressly so provided by such other plan, contract or arrangement, or unless the Administrator expressly determines otherwise.

12.         Amendment.  The Administrator may amend this Agreement; provided, however, that Grantee’s consent to such action shall be required unless the Administrator determines that the action, taking into account any related action, would not materially and adversely affect Grantee.  However, notwithstanding any other provision of the Agreement, the Administrator may not adjust or amend the exercise price of the Option, whether through amendment, cancellation and replacement grants, or any other means, except in accordance with Section 8 hereof.

13.         No Right To Employment.  This Agreement shall not confer upon Grantee any right to continue employment with the Company, Acquisition Sub or any other of their respective subsidiaries, nor shall it interfere in any way with the right of the Company, Acquisition Sub or any such subsidiary to terminate Grantee’s employment any time.

14.         Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

15.         Governing Law.  This Agreement and all actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, applied without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.

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IN WITNESS WHEREOF, the Company has caused these presents to be executed as of the date and year first above written, which is the date of the granting of the Option evidenced hereby.

ZBB ENERGY CORPORATION

By:
Name:
Title:

The undersigned Grantee hereby accepts the foregoing Option and agrees to the several terms and conditions hereof.

Grantee

[Option Award Agreement]

Annex 1

1.           Vesting. The Option initially shall be 100% unvested.  So long as Grantee remains continuously a Service Provider to the Company (as defined below) the Option shall become vested and exercisable according to the schedule set forth below and Grantee may exercise this Option as to any vested Shares: [insert vesting terms].

2.           Expiration.  To the extent not previously exercised according to the terms hereof, each portion of the Option shall expire on the fifth anniversary of the vesting date applicable to such portion of the Option.

3.           Exercise Period.

(a)         Disability.  Upon Grantee’s Separation of Service due to a Disability (as defined in Grantee’s employment agreement), Grantee shall have one (1) year from the date of such separation to exercise any portion of the Option that was vested and unexercised as of the date of such Separation from Service; provided, however, that this Option shall not be exercisable subsequent to the expiration dates specified in Section 2, above.

(b)         Death.  Upon Grantee’s Separation of Service due to death, any portion of the Option that was vested and unexercised as of the date of such Separation from Service shall remain exercisable:

(i)	for one (1) year after Grantee’s death, but in no event subsequent to the expiration dates specified in Section 2 above; and

(ii)
only (i) by the designated beneficiary of Grantee (such designation to be made in writing at such time and in such manner as the Administrator shall approve or prescribe), or, if Grantee dies without a surviving designated beneficiary, (ii) by the personal representative, administrator, or other representative of the estate of Grantee, or by the person or persons to whom the deceased rights of Grantee under the Option shall pass by will or the laws of descent and distribution.  Grantee may change the beneficiary designation at any time, by giving written notice to the Administrator, subject to such conditions and requirements as the Administrator may prescribe in accordance with applicable law.

(c)         Other Terminations of Employment.  Upon Grantee’s Separation of Service for any reason other than those specified in this Section 3 (including without limitation Section 3(d)(iii) below), Grantee shall have ninety (90) days from the date of such separation to exercise any portion of the Option that was vested and unexercised as of the date of such Separation from Service; provided, however, that the Option shall not be exercisable subsequent to the expiration dates specified in Section 2 above.

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(d)          Cancellation.  Notwithstanding the foregoing, to the extent the Option held by Grantee is not effectively exercised prior thereto, it shall be cancelled in its entirety immediately upon the occurrence of:

(i)
A material misrepresentation or breach of any representation or warranty or representation made under the Purchase Agreement or any Ancillary Agreement by Seller or the Members (as such terms are defined in the Purchase Agreement);

(ii)	A breach by Seller or any Member (as such terms are defined in the Purchase Agreement) of the restrictive covenants contained in Article X of the Purchase Agreement; or

(iii)	Grantee’s Separation from Service for Cause (as defined in Grantee’s employment agreement).

Following the expiration of this Option in accordance with the preceding sentence, all Grantee’s rights hereunder will be forfeited and canceled in their entirety.

(e)          Extension of Exercise Period.  The Administrator may in its sole discretion extend the period permitted for exercise of the Option upon Grantee’s Separation of Service as otherwise provided in this Section 3 if allowable under applicable law.

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